Internal Revenue Service                         Department of the Treasury
District Director                                Seq. Nr. 0022353
Cincinnati Service Center                        Letter 835 (DO/CG)
P. O. Box 2508
Cincinnati, OH  45201
                                                 Employer Identification Number:
Date:    December 24, 1997                          22-1232280
                                                 DLN:
                                                    17007259118007
                                                 Person to Contact:
                                                     CINDY PERRY
RIDGEWOOD SAVINGS BANK OF NEW                    Contact Telephone Number:
  JERSEY                                             (513) 241-5199
c/o RSI RETIREMENT TRUST                         Plan Name:
317 MADISON AVENUE                                    401K SAVINGS PLAN
NEW YORK, NY  10017-5397                         Plan Number:
                                                      002

Dear Applicant:

We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b) (3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it.
It is very important that you read the publication.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination is subject to your adoption of the proposed amendments submitted in your letter dated November 20, 1997. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

This determination letter is applicable for the amendment(s) adopted on December 16, 1996.

This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

This plan satisfies the nondiscriminatory  current availability  requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

Expect as otherwise specified this letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465 and by the Small Business Job Projection Act of 1996 (SBJPA), Pub. L. 104-108, other than the requirements of Code Section 401(a)(26).

This letter considers the amendments required by the Tax Reform Act of 1986, except as otherwise specified in this letter.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                                Sincerely yours,


                                                /s/C. Ashley Bullard
                                                --------------------------------
                                                District Director

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